Exhibit 99.1

P.O. Box 150 San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287

P R E S S R E L E A S E
For Immediate Release
Monday, May 12, 2008
STATER BROS. HOLDINGS INC. ANNOUNCES SECOND QUARTER SALES INCREASE –
NEW DRY DISTRIBUTION CENTER COMPLETED AND OPERATING
San Bernardino, California. May 12, 2008- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date periods ended on March 30, 2008.
Sales for the thirteen week second quarter ended March 30, 2008, increased 6.85% to $925.4 million compared to $866.1 million for the thirteen weeks ended March 25, 2007. The timing of Christmas Day resulted in one more sales day in the second quarter of 2008 compared to the second quarter of fiscal 2007. Christmas Day, the only day the Company’s stores are closed, fell in first quarter of fiscal 2008 and the second quarter of fiscal 2007. In addition, the Easter holiday fell in the second quarter of fiscal 2008 and in the third quarter of fiscal 2007. After taking into consideration the timing effect of both Christmas Day and the Easter Holiday, like store sales increased 3.7% for the thirteen weeks ended March 30, 2008.
Total sales for the twenty-six weeks ended March 30, 2008, increased $98.0 million or 5.5% and amounted to $1.87 billion compared to $1.77 billion for the same period in fiscal 2007. Year-to-date like store sales increased 3.5% in fiscal 2008 compared to the same period in fiscal 2007.
The Company reported net income of $13.5 million for both of the thirteen week second quarters of fiscal 2008 and fiscal 2007. Net income for the fiscal year-to-date periods amounted to $24.3 million in 2008 and $23.4 million in 2007.
Brown said; “We were pleased with our operating results for the quarter and the first twenty-six weeks of our fiscal year. We have reached a historic milestone as we have completed the transition to our new dry distribution center at the former Norton Air Force base. By the end of our current fiscal year, we will complete our new refrigerated distribution center, which is the final phase of our distribution consolidation. Our new state of the art distribution center will allow us to better serve our “Valued Customers”. We remain committed to being the low price leader while providing a friendly and satisfying shopping experience to our “Valued Customers” on each and every one of their visits to our Supermarkets, especially in these tough economic times.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 165 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 71 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/30/07	03/30/08
Assets
Current assets
Cash and cash equivalents	$277,062	$208,356
Restricted cash	8,121	5,621
Receivables, net	46,391	57,162
Inventories	202,073	209,558
Other	34,965	37,458

Total current assets	568,612	518,155

Property and equipment, net	629,644	701,099

Deferred debt issuance costs, net	17,671	16,066
Other	54,351	58,515

Total assets	$1,270,278	$1,293,835

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$187,978	$186,788
Accrued expenses and other liabilities	142,597	133,572
Current portion of capital lease obligations	1,008	1,082

Total current liabilities	331,583	321,442

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	6,285	5,726
Other long-term liabilities	113,131	123,106

Total stockholder’s equity	9,279	33,561

Total liabilities and stockholder’s equity	$1,270,278	$1,293,835

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	03/25/07	03/30/08	03/25/07	03/30/08
Sales	$866,062	$925,361	$1,770,416	$1,868,391

Gross profit	249,444	256,278	491,334	500,707

Operating expenses:
Selling, general and administrative expenses	203,685	208,532	405,486	412,850
Depreciation and amortization	12,085	13,165	23,969	26,073

Total operating expenses	215,770	221,697	429,455	438,923

Operating profit	33,674	34,581	61,879	61,784

Interest income	2,719	1,622	5,545	4,013
Interest expense	(13,749)	(14,422)	(28,034)	(28,003)
Other income (expenses), net	3	865	(168)	2,740

Income before income taxes	22,647	22,646	39,222	40,534

Income taxes	9,187	9,115	15,860	16,252

Net income	$13,460	$13,531	$23,362	$24,282